Exhibit 99.1

Rex Energy Announces Two New Board Members

STATE COLLEGE, Pennsylvania– October 19, 2007 – Rex Energy Corporation (NASDAQ: REXX) announced today the election of Daniel J. Churay and John W. Higbee to its Board of Directors on October 17, 2007.

Mr. Churay has over 18 years of experience advising and representing companies both within and outside the oil and gas industry. Mr. Churay currently serves as Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a Fortune 500 company that is one of the largest transportation services providers in the world.  In his role at YRC Worldwide, Mr. Churay has primary responsibility for its legal, risk, compliance and external affairs matters, including its internal audit function. In addition, Mr. Churay serves on YRC Worldwide’s steering committee, which is responsible for the company’s SOX 404 processes. From 1998 to 2002, Mr. Churay served as Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated, a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.  At Baker Hughes, Mr. Churay was responsible for legal matters relating to acquisitions, divestitures, treasury matters and securities offerings. In 2002, Mr. Churay was a Senior Counsel at the law firm of Fulbright & Jaworski L.L.P. where he represented numerous oil and gas exploration and production companies, oilfield services companies and other clients in the energy sector.  Mr. Churay received a B.A. in 1986 in Economics from The University of Texas and a J.D. in 1989 from University of Houston Law Center.

Mr. Higbee is a widely respected and deeply experienced accounting executive.  Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001.  At Arthur Anderson, Mr. Higbee served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters, including Sarbanes-Oxley Act compliance. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation.  From April 2002 to August 2003, Mr. Higbee was Chief Financial Officer of Le-Nature’s, Inc., a privately held company engaged in the all-natural beverage business.  From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company providing healthcare staffing services to hospitals and other healthcare facilities.  From October 2001 to November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded company in the rental-purchase industry.  While at Rent-Way, Mr. Higbee served on the company’s Audit and Finance Committees and was named chairman of the Audit Committee in December 2003.  Mr. Higbee received a B.S in 1966 in Accounting from The Pennsylvania State University and became a certified public accountant in 1970.

We are extremely pleased to welcome Dan and John to our board," said Benjamin W. Hulburt, chief executive officer. "Their extensive experience in both the management of public companies and in the oil and gas industry will add invaluable knowledge and insight as we continue to pursue our growth plan."

In connection with the election of Mr. Churay and Mr. Higbee, board members Lance T. Shaner, Benjamin W. Hulburt and Thomas F. Shields each resigned from their respective positions on the Audit, Compensation, and Nominating and Governance committees of the Board of Directors.  Thereafter, Mr. Churay and Mr. Higbee were each appointed to the three board committees, resulting in the committees being compromised solely of independent directors. Mr. Churay and Mr. Higbee will each be proposed to shareholders for election as a director at the 2008 Annual Meeting of Shareholders.

About Rex Energy

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The Company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, director of investor relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

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